UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934

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Quantitative Group of Funds

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IMPORTANT NOTICE REGARDING THE

AVAILABILITY OF INFORMATION STATEMENT

The Information Statement is available at www.quantfunds.com

QUANTITATIVE GROUP OF FUNDS
d/b/a Quant Funds

55 Old Bedford Road, Suite 202

Lincoln, Massachusetts  01773

INFORMATION STATEMENT

April 14, 2011

This Information Statement provides information regarding the new sub-adviser for Quant Quality Fund (formerly, Quant Long/Short Fund) (the “Fund”), a portfolio series of Quantitative Group of Funds d/b/a Quant Funds (the “Trust”).

At a meeting on January 19, 2011 (the “Meeting”), the Board of Trustees of the Trust (the “Board”), including those Trustees who are not “interested persons” of the Trust or any of its series (the “Independent Trustees”), approved a sub-advisory agreement between Quantitative Investment Advisors, Inc., the Fund’s investment adviser (the “Manager”), and Columbia Partners, L.L.C., Investment Management (“Columbia”) with respect to the Fund (the “Advisory Agreement”). The Manager entered into the Advisory Agreement on January 27, 2011.

This Information Statement provides information about Columbia, and discusses the terms of, and the Board’s considerations in approving, the Advisory Agreement. This Information Statement is provided in lieu of a proxy statement, pursuant to the terms of an exemptive order (the “Exemptive Order”) issued by the Securities and Exchange Commission (the “SEC”), under which the Manager is permitted, subject to supervision and approval of the Board, to enter into and materially amend sub-advisory agreements with unaffiliated sub-advisers without seeking shareholder approval. As a condition of the Exemptive Order, the Manager and the Trust are required to furnish shareholders with information about new sub-advisers and/or changes to the existing sub-advisory agreements.

WE ARE NOT ASKING YOUFOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

INFORMATION ABOUT THE TRUST, THE FUND AND THE MANAGER

The Trust

The Trust is an open-end management investment company organized as a business trust under the laws of the Commonwealth of Massachusetts. The Trust currently consists of five separate portfolio series, or funds. In addition to the Fund, the Trust consists of the following funds: Quant Small Cap Fund, Quant Emerging Markets Fund, Quant Foreign Value Fund and Quant Foreign Value Small Cap Fund.  In addition to the Fund, Columbia currently serves as sub-adviser with respect to Quant Small Cap Fund.

The Fund

The Fund’s investment objective is long-term growth of capital.  As described in the supplement to the Fund’s prospectus dated January 27, 2011, the Fund changed its investment strategy concurrently with the change of its investment sub-adviser.  The Fund currently pursues its objective by investing at least 80 percent of its net assets (plus any borrowings for investment purposes) in common stocks of U.S. issuers.  The Fund mainly invests in stocks of large companies generally with greater than $1 billion in market capitalization, at time of purchase.  However, there is no minimum market capitalization for companies whose securities the Fund may purchase.  To manage the Fund’s portfolio, the Manager, in consultation with the Fund’s sub-advisor, periodically selects a portfolio of securities organized as a mutual fund (the “target portfolio”) and then purchases and sells Fund assets such that the Fund’s portfolio generally holds the same securities and in the same percentages as the target portfolio as of the end of the target portfolio’s most recent fiscal quarter.

In selecting a target portfolio for the Fund, the Manager considers, among other things, whether: the target portfolio may be easily replicated by the Fund; the Fund’s purchases and sales of portfolio securities may potentially impact the management of the target portfolio; the target portfolio’s investment objective and investment policies are comparable with the Fund’s investment objective and investment policies; the target portfolio historically has a low rate of turnover; the target portfolio historically has had strong performance; the target portfolio’s investment adviser has a solid reputation within the financial services industry; and the target portfolio’s investment adviser generally uses a quantitative investment approach to manage the target portfolio. If the Fund’s assets significantly increase, the Fund may select more than one target portfolio.

The Manager

The Manager serves as the manager to each fund of the Trust, including the Fund, pursuant to an amended and restated management contract with the Trust.  The Manager, under its management contract with the Trust, has ultimate responsibility to oversee Columbia and recommend its hiring, termination and replacement, subject to the oversight of the Board.

The Manager is a Delaware corporation and an investment adviser registered with the SEC. Its principal business address is 55 Old Bedford Road, Suite 202, Lincoln, Massachusetts 01773. The Manager is an affiliate of U.S. Boston Capital Corporation, the Trust’s distributor. Willard L. Umphrey, CFA, President and Trustee of the Trust, and Leon Okurowski, Treasurer of the Trust, individually and jointly with their spouses, together own the Manager’s outstanding voting securities.  Messrs. Umphrey and Okurowski also are affiliates of U.S. Boston Capital Corporation.

The following chart provides information about the Manager’s owners and its directors and officers who are also officers of the Trust:

Name	Position with the Manager	Position with the Trust
Willard L. Umphrey	President	Trustee, President, Chairman

Leon Okurowski	Treasurer	Vice President, Treasurer

Deborah A. Kessinger	Senior Counsel, Chief Compliance Officer	Assistant Clerk, Chief Compliance Officer

Diane Hunt	Controller	Assistant Treasurer

The Fund pays the Manager a monthly fee at an annual rate of 1.00 percent of the Fund’s average daily net assets. Until July 31, 2012, the Manager has contractually agreed to waive its management fee to an annual rate of 0.85 percent of the Fund’s average daily net assets, if the Fund’s net assets are $100 million or less, and to an annual rate of 0.75 percent of the Fund’s average daily net assets if the Fund’s net assets are greater than $100 million.  Except with respect to the impact of the Manager’s contractual fee waiver, the change of the Fund’s sub-adviser to Columbia will not result in a change to the fee that the Manager receives from the Fund.

The following table shows the advisory fee paid to the Manager and the sub-advisory fees paid by the Manager to the Fund’s sub-advisers during the twelve-month period ended March 31, 2011, the Fund’s most recent full fiscal year.

Actual Advisory Fee Paid to the Manager	Actual Advisory Fees Paid to the Manager as a % of Average Net Assets of the Fund	Actual Sub-Advisory Fees Paid by the Manager to the Sub-Advisers	Actual Sub-Advisory Fees Paid by the Manager to the Sub-Advisers as a % of Average Net Assets of the Fund	Advisory Fees that the Manager would have received had the proposed fee been in effect	Difference between the aggregate Advisory Fees Paid to the Manager and the Advisory Fees that the Manager would have received had the proposed fee been in effect

$ 502,490 (a)	0.97% (a)	$ 204,922 (b)	0.40% (b)	$ 440,471	12%

(a)	As of January 27, 2011 the Manager waived its Management fee from 1.00 percent to 0.85 percent. The amount shown reflects fees paid to the Manager before the waiver took effect.

(b)	As of January 27, 2011 the fee paid to the Fund’s Sub-Adviser changed from 0.45 percent to 0.10 percent. The amount shown reflects fees paid to the Manager before the waiver took effect.

INFORMATION ABOUT THE NEW ADVISER

Generally

Columbia is an investment adviser registered with the SEC. Columbia is located at 5425 Wisconsin Avenue, Suite 700, Chevy Chase, Maryland 20815.  Employees of Columbia own 80 approximately percent of its shares, with the balance owned by Galway Capital Management, L.L.C.  As of March 31, 2011, Columbia’s assets under management were approximately $3.1 billion.

No officer or Trustee of the Fund is a director, officer or employee of Columbia. No officer or Trustee of the Fund, through the ownership of securities or otherwise, has any other material direct or indirect interest in Columbia or any other person controlling, controlled by or under common control with Columbia. Since March 31, 2011, none of the Trustees of the Fund has had any material interest, direct or indirect, in any material transactions, or in any material proposed transactions, to which Columbia or any of its affiliates was or is to be party.

Principal Officers

The principal executive officers of Columbia and their principal occupations are as follows:

Name	Principal Occupation

Robert A. von Pentz, CFA	Chairman, Management Committee and Chief Investment Officer

K. Dunlop Scott	President, Managing Principal, Chief Operating Officer, Chief Compliance Officer

Steven J. Binder	Managing Principal, Director of Client Relations

Rhys H. Williams	Principal, Senior Equity Portfolio Manager

The business address of each principal officer of Columbia is 5425 Wisconsin Avenue, Suite 700, Chevy Chase, Maryland 20815.

Other Management Activities

Columbia does not manage the assets of any registered investment company with an investment objective or strategy similar to the Fund’s.

Terms of the Advisory Agreement

Under the Advisory Agreement, the Manager periodically provides Columbia with the portfolio holdings of the Fund’s target portfolio.  Columbia has approximately five business days in which to purchase and sell Fund portfolio securities, and at the conclusions of such period, the Fund is expected to hold substantially the same issues as the target portfolio and in substantially the same percentages of net assets as the target portfolio, determined without regard to holdings of cash and short-term investments. Columbia also is responsible for managing any cash and short-term instruments held by the Fund.  Under the Advisory Agreement, the Manager is responsible for the selection of the target portfolio, changing the target portfolio and designating one or more additional target portfolios.  The Manager also is responsible for designating what portion of the assets of the Fund is to be held in securities and what portion is to be held in cash or short-term instruments, including money market funds.

The Advisory Agreement became effective on January 27, 2011and will remain in effect for an initial two-year period.  Thereafter, the Advisory Agreement will continue in effect only if approved annually by a majority of the Board, including a majority of Independent Trustees, or by the vote of a majority of the outstanding shares of the Fund.

The Advisory Agreement automatically will terminate upon its assignment and may be terminated without penalty at any time by the Trust or Manager on not less than 30 days’ written notice, by vote of a majority of the Trustees or by vote of a majority of the outstanding voting securities of the Fund. Columbia also may terminate the Advisory Agreement without penalty upon 150 days' written notice to the Manager.

Under the Advisory Agreement, Columbia will receive annually compensation in an amount equal to 0.10 percent of the first $100 million of the Fund’s average daily net assets, 0.08 percent of the Fund’s next $150 million in average daily net assets, and 0.06 percent of the Fund’s average daily net assets in excess of $250 million, with an annual minimum of $100,000.  The Manager is responsible for all fees payable to Columbia for Columbia’s services as the sub-adviser to the Fund. The Fund is not responsible for the payment of any portion of such fees. Accordingly, the appointment of Columbia to the Fund does not affect the management fees paid by the Fund or the Fund’s shareholders.

A copy of the sub-advisory agreement between the Manager and Columbia is attached as Exhibit A to this Information Statement.

Terms of the Previous Sub-Advisory Agreement

Under the sub-advisory agreement relating to the Fund (the “Previous Advisory Agreement”) with Analytic Investors, LLC (the “Previous Adviser”), the sub-adviser immediately preceding Columbia, the Previous Adviser managed the day-to-day operations of the Fund and provided a continuous investment program, including investment research and management for all securities, investments and cash equivalents that are purchased, retained or sold by the Fund. The Previous Adviser’s investment strategy was a long-short strategy and was significantly different from the Fund’s current investment strategy.  The Previous Adviser also was responsible for placing purchase and sell orders for investments and for other related transactions with respect to the Fund and provided various other services in accordance with the Fund's investment objective, policies and restrictions and the description therein of its investment strategy and style.

The Previous Advisory Agreement automatically would have terminated upon its assignment and could have been terminated without penalty at any time by the Trust or the Manager on terms substantially similar to the termination terms of the Advisory Agreement, that is, on not less than 30 days' written notice, by vote of a majority of the Trustees or by vote of a majority of the outstanding voting securities of the Fund, and the Previous Adviser also could have terminated the Previous Advisory Agreement without penalty upon 150 days' written notice to the Manager.

The fees paid to the Previous Adviser under the Previous Advisory Agreement are higher than those paid to Columbia under the Advisory Agreement.  Under the Previous Advisory Agreement, the Previous Adviser received an annual sub-advisory fee of 0.45 percent of the Fund’s average daily net assets up to $100 million and of 0.40 percent for assets $100 million and above.

The Board, on the recommendation of the Manager, voted in November and December 2010 to terminate the Previous Advisory Agreement as well as to change the Fund’s investment strategy.  The Previous Advisory Agreement was terminated on January 27, 2011.

BOARD CONSIDERATION

Prior to approving the appointment of Columbia as sub-adviser to the Fund and the sub-advisory agreement between the Manager and Columbia with respect to the Fund, the Independent Trustees completed a review of information requested by the Independent Trustees from the Manager and Columbia, including the following: (a) information provided by Columbia in connection with the annual contract review of the Quant Small Cap Fund; (b) information regarding the expected decrease in the expense ratio of the Fund following the implementation of the new strategy; (c) descriptions of the qualifications of the investment personnel proposed to be responsible for managing the Fund, the structure of their compensation and their responsibilities with respect to managing other accounts or mutual funds; (d) descriptions of the services to be provided to the Fund, including the investment strategies and techniques to be used by Columbia in managing the Fund; (e) other information relevant to an evaluation of the nature, extent and quality of the services expected to be provided by; and (f) the Manager’s recommendation that Columbia be appointed to serve as the sub-adviser to the Fund that the Sub-Advisory Agreement be approved.

The Independent Trustees relied upon the advice of independent counsel and their own business judgment in determining the material factors to be considered in evaluating the appointment of Columbia and the weight to be given to each such factor.  The conclusions reached by the Independent Trustees were based on a comprehensive evaluation of all of the information provided and were not the result of any one factor.  Moreover, each Independent Trustee may have afforded different weight to the various factors in reaching his conclusions with respect to the appointment of Columbia.

Nature, Quality and Extent of Services Provided. In considering whether to approve the appointment of Columbia as sub-adviser to the Fund and the Sub-Advisory Agreement, the Board evaluated the nature, extent and quality of services expected to be provided to the Fund by Columbia.  The Board considered the investment management and related services to be provided by Columbia, including the quantity and quality of the resources available to provide such services.  Among other things, the Board considered information provided by the Manager and Columbia as to the operations, facilities, organization and personnel of Columbia, and information provided by the Manager and Columbia describing the qualifications and experience of the individuals who would be responsible for performing various investment related services to the Fund.  The information included considered included information provided at the meeting and certain information previously provided by Columbia to the Board in connection with the renewal of its sub-advisory agreement with the Manager with respect to another fund of the Trust.  The Board also considered whether Columbia had the capabilities, resources and personnel necessary to provide advisory services to the Fund, including those services that would be expected as a result of the proposed change to the Fund’s principal investment strategies, and concluded that it did. The Board also considered the quality of the compliance program of Columbia based on Columbia’s current role serving as the sub-advisor with respect to another fund of the Trust.  Additionally, the Board considered the demonstrated ability of Columbia to work cooperatively with the Manager and the officers of the Trust on investment, compliance and administrative matters relating to the Fund.

The Board concluded that it was satisfied with the nature, extent and quality of services expected to be provided by Columbia.

Investment Performance. The Board considered the Fund’s recent underperformance relative to its benchmark index under the previous long/short strategy and that the Manager and Columbia would be implementing a new strategy.  The Board considered Columbia’s record of performance with respect to the other Fund of the Trust for which it serves as sub-adviser.  Additionally, the Board considered the Manager’s statement that it was not aware of any other registered open-end management investment company that pursued the same strategy as the Fund, and that Columbia had not previously managed an account using this strategy, and thus, comparative investment performance was not available.

Sub-advisory Fees and Expenses. The Board considered the contractual investment advisory fee rates payable by the Fund to the Manager, the contractual sub-advisory fee rates payable by the Manager to Columbia for sub-advisory services and the total expense ratio of the Fund before and after the expected appointment of Columbia.  The Board also considered information regarding fees charged by Columbia to certain other funds and accounts, the differences between those funds/accounts and the proposed strategy of the Fund.  The Trustees noted that Columbia does not currently manage an index strategy or any strategy substantially similar to the Fund.  The Trustees also noted that the Fund's total expense ratio is expected to decrease once the new strategy is fully implemented.  After reviewing the foregoing information, and in light of the nature, extent and quality of the services expected to be provided by Columbia, the Board concluded that the sub-advisory fee is fair and reasonable.

Profitability.  The Board did not consider the profitability of Columbia to be a material factor based on the representation from the Manager that it negotiated the sub-advisory fee with Columbia on an arm’s-length basis.

Economies of Scale. The Board considered the extent to which economies of scale can be expected to be realized by Columbia, on the one hand, and the Fund, on the other hand, as the assets of the Fund increase. In this regard, the Trustees noted that the fee levels and breakpoints contained in the proposed management fee, including the proposed management fee waiver, and the proposed sub-advisory fee would not result in any increase in expenses to the Fund at increased asset levels.  The Trustees also noted that the proposed management fee arrangements would be expected to result in higher revenues to the Manager at current and expected increased future asset levels, but that those increases in revenues would be expected to be offset, at least in part, by expected increases in the costs to the Manager of overseeing the Fund and selecting and monitoring the target portfolio.  Based on the foregoing, the Board concluded that the proposed fee schedule, including the breakpoints in the sub-advisory fee, was acceptable.

Other Benefits to the Sub-Adviser. The Board considered the incidental, or “fall-out,” benefits that would accrue to Columbia and any of its affiliates by virtue of its relationship to the Fund.  The Board noted that Columbia had stated that it did not intend to use any soft dollar commission arrangements with respect to Fund transactions.  The Board concluded that incidental benefits were reasonable.

Conclusion.  Based on its evaluation of all material factors and assisted by the advice of independent counsel, the Board of Trustees, including the Independent Trustees, concluded that the sub-advisory fee to be paid to Columbia is fair and reasonable, and that the Sub-Advisory Agreement with Columbia should be approved.

ADDITIONAL INFORMATION ABOUT THE TRUST AND THE FUND

Affiliated Brokerage Commissions

For the fiscal year ended March 31, 2011, the Fund paid no commissions to brokers affiliated with the Manager, Columbia or the Previous Advisor.

Administrative and Accounting Services

Shares of the Fund are offered on a continuous basis and are distributed through U.S. Boston Capital Corporation, 55 Old Bedford Road, Suite 202, Lincoln, Massachusetts 01773.  U.S. Boston Capital Corporation is under common control with the Manager.

Quantitative Investment Advisors, Inc., 55 Old Bedford Road, Suite 202, Lincoln, Massachusetts 01773, in addition to serving as the investment manager to the Fund, also serves as the manager to the other funds of the Trust and the transfer agent and administrator for the Trust.

For the twelve-month period ended March 31, 2011, the aggregate amount of fees paid by the Fund to the Manager and its affiliated persons (including U.S. Boston Capital Corporation) for services provided to the Fund other than investment management fees was $ 3,911,589.  The Manager and its affiliated persons have continued to provide those services after the Advisory Agreement was approved.

State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts 02110 is the custodian of the Trust’s portfolio securities and cash.  State Street Bank and Trust Company is not an affiliate of the Manager.

Tait, Weller & Baker LLP, 1818 Market Street, Suite 2400, Philadelphia, Pennsylvania 19103 serves as independent registered public accounting firm for the Trust.

McLaughlin & Hunt LLP, Ten Post Office Square, 8th Floor, Boston, Massachusetts 02109 serves as counsel to the Trust.

Outstanding Shares and Ownership of Shares

Shares of the Fund issued and outstanding as of March 31, 2011 are indicated in the following table:

Fund	# of Shares

Quant Quality Fund

Ordinary Shares	5,090,482.893

Institutional Shares	62,970.400

Principal Shareholders of the Fund

As of March 31, 2011, the following persons beneficially owned more than 5 percent of the outstanding shares of a Class of the Fund as indicated below:

Name of Shareholder and Address	Class	# of Shares of Class	Percentage of Class

Joseph E. Kasputys 1000 Winter Street, Suite 4310 Waltham, MA 02451	Ordinary	698,748.760	13.73%

Leon Okurowski 55 Old Bedford Road Lincoln, MA 01773	Institutional	19,546.521	31.04%

Ownership by Trustees and Officers of the Trust

As of March 31, 2011, the following Trustees and officers of the Trust beneficially owned the following amounts and percentages of shares of the Fund as indicated below:

Name of Trustee/Officer and Title	Class	# of Shares of Class	Percentage of Class

John M. Bulbrook, Trustee	Ordinary	35,129.223	0.69%
Diane Hunt, Assistant Treasurer	Institutional	1,586.413	2.5%
Deborah Kessinger, Chief Compliance Officer	Institutional	5.487	0.0087%
Leon Okurowski, Treasurer	Institutional	19,546.522	31%
Willard Umphrey, President	Institutional	5,513.61	8.8%

REPORTS AVAILABLE

Copies of the Fund’s financial report will be furnished without charge upon request. To request, free of charge, the annual report and the most recent semi-annual report succeeding the annual report, if any, or other information about the Fund, you may write the Quant Funds at 55 Old Bedford Road, Suite 202, Lincoln, Massachusetts 01773, call the Quant Funds at 800-326-2151or visit the Quant Funds’ website at www.quantfunds.com.  To reduce expenses, only one copy of the Fund’s annual report or information statement, as applicable, may be mailed to households, even if more than one person in a household is a Fund shareholder. Call the Quant Funds at the above number if you need additional copies of the Fund’s annual report or information statement or if you do not want the mailing of these documents to be combined with those for other members of your household.

Exhibit A

QUANTITATIVE INVESTMENT ADVISORS, INC.

ADVISORY CONTRACT

Advisory Contract ("Contract") dated as of January 27, 2011, between QUANTITATIVE INVESTMENT ADVISORS, INC., a Delaware corporation (the "Manager") and COLUMBIA PARTNERS, L.L.C., INVESTMENT MANAGEMENT, a Delaware Limited Liability Company (the "Advisor").

WITNESSETH:

That in consideration of the mutual covenants herein contained, it is agreed as follows:

1.           SERVICES TO BE RENDERED BY ADVISOR TO TRUST.

(a)           Subject always to the control of the trustees (the "Trustees") of Quantitative Group of Funds, a Massachusetts business trust (the "Trust"), and the Manager, the Advisor, at its expense, will implement the investment program for the Quant Quality Fund (the "Fund") of the Trust furnished to the Advisor by the Manager as follows.

(1) The Manager shall designate for the Fund at least one registered open-end management investment company, as such terms are defined in the Investment Company Act of 1940, as amended (the “1940 Act”), as a target portfolio (the “Target Portfolio”) and promptly notify the Advisor of such designation.  The Manager may, at any time change the Target Portfolio or designate one or more additional Target Portfolios, provided that (i) the Manager notifies the Advisor at least 30 days prior to the effective date of such change or designation and (ii) within five (5) business days of receiving such notification, the Adviser does not unreasonably object to the change or designation of such Target Portfolio.  If the Manager identifies more than one Target Portfolio, the Manager also shall specify a range of percentages of the Fund’s “Net Assets” holdings that are to reflect the portfolio holdings of each Target Portfolio.  For the purpose of the Contract, Net Assets of the Fund means the aggregate value of all of the assets of the Fund less the aggregate value of all of the liabilities of the Fund, and business day means any day that the Fund is open for regular business.

(2) The Manager will be responsible for designating what portion of the assets of the Fund shall be held in securities (the “Securities Portion”) and what portion, if any, of the assets of the Fund shall be held in cash or short-term investments, including money market funds (the “Cash Portion”).  Under normal circumstances, the Manager may alter such proportions upon three (3) business day’s written notice to the Advisor.  The advance notice requirement is waived under extraordinary circumstances such as when the Manager directs the Advisor to take a temporary defensive strategy or for liquidity purposes.

(3) In order to manage the Securities Portion, the Manager will provide to Advisor the portfolio holdings of the Target Portfolio, other than that portion of the Target Portfolio that is designated as cash or “short-term investments,” as reflected in the Target Portfolio’s most recent Certified Shareholders’ Report on Form N-CSR or Quarterly Schedule of Portfolio Holdings on Form N-Q, as the case may be. Advisor has one (1) business day following the receipt of the portfolio holdings of the Target Portfolio from the Manager to notify the Manager if it believes that it cannot fulfill its obligations under this subsection 1(a)(3), and then  no later than five (5) business days after receipt of the portfolio holdings of the Target Portfolio from the Manager, or as soon as practical thereafter, must purchase and/or sell portfolio securities of the Fund such that at the conclusion of such five-day period or as soon as practical thereafter, the Fund shall hold substantially the same issues as the Target Portfolio and in substantially the same percentages of net assets as the Target Portfolio, determined without regard to holdings of cash and short-term investments.

(4) The Advisor shall manage the Cash Portion in a manner that is consistent with the Fund’s registration statement as in effect at such time, the 1940 Act, and the direction of the Manager pursuant to subsection 1(a)(2) above.

(5)  In the performance of its duties, the Advisor will comply with the provisions of the Agreement and Declaration of Trust and By-Laws of the Trust, as amended, and the stated investment objectives, policies and restrictions of the Fund as set forth in the then current Prospectus and/or Statement of Additional Information of the Trust and with other written policies which the Trustees or the Manager may from time-to-time determine and of which the Advisor has received notice.  In addition, the Advisor shall (i) comply in all material respects with all provisions of applicable law governing its duties and responsibilities hereunder, including, without limitation, the 1940 Act, and the Rules and Regulations thereunder; the Investment Advisors Act of 1940, and the Rules and Regulations thereunder; the Internal Revenue Code of 1986, as amended (the “Code”), relating to regulated investment companies and all Rules and Regulations thereunder; the Insider Trading and Securities Fraud Enforcement Act of 1988; and such other laws as may be applicable to its activities as Advisor to the Fund and (ii) use its best efforts in carrying out its duties hereunder so that the Fund will qualify, and continue to qualify, as a regulated investment company under Subchapter M of the Code and regulations issued thereunder.  The Advisor shall make its officers and employees available to the Manager or Trustees from time-to-time at reasonable times to review investment policies of the Fund and to consult with the Manager or Trustees regarding the investment affairs of the Fund.

(6) The Manager understands and agrees that the Advisor will be acting completely at the direction of the Manager with respect to choosing investments for the Securities Portion of the Fund.  As such, the Advisor will have no duty to make any investments for the Securities Portion of the Fund other than as directed by the Manager. The Manager further understands and agrees that the Advisor will be acting completely at the direction of the Manager with respect to the amount of cash or short-term investments, including money market funds with respect to the Cash Portion of the Fund.

(7) Notwithstanding any of the foregoing provisions of this Section 1(a), from the inception of the Contract until January 27, 2011, the Advisor only will be responsible for providing advice to the Manager and the current investment subadvisor to the Manager with respect to the Fund relating to transitioning the management of the Fund’s assets and liabilities to the Manager and the Advisor.

(b)           The Advisor, at its expense, will (1) furnish all necessary investment and management facilities, including salaries of personnel, required for it to execute its duties hereunder, (2) keep records relating to the purchase, sale or current status of portfolio securities, (3) provide clerical personnel and equipment necessary for the efficient rendering of investment advice to the Fund, (4) furnish to the Manager such reports and records regarding the Fund and the Advisor as the Manager or Trustees shall from time-to-time request, and, (5) upon reasonable notice, review written references to the Advisor, or its methodology, whether in a Prospectus, Statement of Additional Information, sales material or otherwise.  The Advisor shall have no obligation with respect to the determination of the Fund's net asset value, except to provide the Trust's custodian with information as to the securities held in the Fund's portfolio.  The Advisor shall not be obligated to provide shareholder accounting services.

(c)           The Advisor shall place all orders for the purchase and sale of portfolio investments for the Fund's account with brokers or dealers selected by the Advisor.  In the selection of such brokers or dealers and the placing of such orders, the Advisor shall use its best efforts to obtain for the Fund the most favorable price and execution available, except to the extent that it may be permitted to pay higher brokerage commissions for brokerage and research services as described below.  In using its best efforts to obtain for the Fund the most favorable price and execution available, the Advisor, bearing in mind the Fund's best interests at all times, shall consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, if any, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer involved and the quality of service rendered by the broker or dealer in other transactions.  Subject to such written policies as the Trustees or the Manager may determine, and of which the Advisor has received notice and which the Advisor has accepted in writing, the Advisor shall not be deemed to have acted unlawfully or to have breached any duty created by this Contract or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides brokerage and research services to the Advisor and/or the Manager an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Advisor determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Advisor's and/or Manager’s overall responsibilities with respect to the Trust and to other clients as to which the Advisor and/or Manager or persons controlled by or under common control with the Advisor and/or Manager exercise investment discretion.  The Advisor agrees that in connection with purchase or sales of portfolio instruments for the Fund's account, neither the Advisor nor any officer, director, employee or agent of the Advisor shall act as principal or receive any commission other than as provided in Section 3.

(d)           The assets of the Fund shall be held by the Trust's custodian in an account which the Trust has directed the Custodian to open.  The Advisor shall at no time have custody or physical control of any of the assets of the Fund.  The Manager shall cause such custodian to provide the Advisor with such information and reports concerning the Fund or its assets as the Advisor may from time to time reasonably request and to accept instructions from the Advisor with respect to such assets and transactions by the Fund in the performance of the Advisor's duties hereunder.  The Advisor shall have no liability or obligation to pay the cost of such custodian or any of its services.

(e)           Advice rendered to the Fund shall be confidential and may not be used by any shareholder, Trustee, officer, director, employee or agent of the Trust or of the Manager or by the advisor of any other fund of the Trust.  Non-public information provided to the Manager on a confidential basis regarding the methodology of the Advisor shall not be made publicly available by the Manager, except that such information may be disclosed to the Trustees and may be disclosed to the extent necessary to comply with the federal and state securities laws and, after notice to the Advisor, upon order of any court or administrative agency or self regulatory organization of which the Manager or its affiliates are members.

(f)           The Advisor shall not be obligated to pay any expenses of or for the Fund not expressly assumed by the Advisor pursuant to this Section 1.

2.           OTHER AGREEMENTS, ETC.

It is understood that any of the shareholders, Trustees, officers and employees of the Trust may be a shareholder, partner, director, officer or employee of, or be otherwise interested in, the Advisor, and in any person controlled by or under common control with the Advisor, and that the Advisor and any person controlled by or under common control with the Advisor may have an interest in the Trust.  It is also understood that the Advisor and persons controlled by or under common control with the Advisor have and may have advisory, management, service or other contracts with other organizations (including other investment companies and other managed accounts) and persons, and may have other interests and businesses.

Nothing in this Contract shall prohibit the Advisor or any of its affiliates from providing any services for any other person or entity or limit the services which the Advisor or any such affiliate can provide to any person or entity. The Manager understands and agrees that the Advisor and its affiliates perform investment advisory and investment management services for various clients other than the Manager and the Trust.  The Manager agrees that the Advisor and its affiliates may give advice and take action in the performance of duties with respect to any other client which may differ from advice given, or the timing or nature of action taken, with respect to the Fund.  Nothing in this Contract shall be deemed to impose upon the Advisor any obligation to purchase or sell or to recommend for purchase or sale for the Fund any security or other property which the Advisor or any of its affiliates may purchase or sell for its own account or for the account of any other client, so long as it continues to be the policy and practice of the Advisor not to favor or disfavor consistently or consciously any client or class of clients in the allocation of investment opportunities, so that to the extent practical, such opportunities will be allocated among clients over a period of time on a fair and equitable basis.

3.           COMPENSATION TO BE PAID BY THE MANAGER TO THE ADVISOR.

The Fund, as directed by the Manager will pay to the Advisor from the fees payable to the Advisor under the Amended and Restated Management Agreement, dated May 1, 2008, as amended, between the Advisor and the Trust, as compensation for the Advisor's services rendered and for the expenses borne by the Advisor pursuant to Section 1, a fee, computed and paid monthly at the annual rate of 0.10% of the first $100 million, 0.08% of the next $150 million and 0.06% of amounts in excess of $250 million of average daily Net Assets, with an annual minimum of $100,000.  Such average daily Net Assets of the Fund shall be determined by taking an average of all the determinations of such Net Assets during such month at the close of business on each business day, and for non-business days, the net asset value determined on the previous business day, during such month while this Contract is in effect.  Such fee shall be payable for each month within 30 days after the end of each month, beginning with the first full month of the contract.

4.	ASSIGNMENT TERMINATES THIS CONTRACT; AMENDMENTS TO THIS CONTRACT.

This Contract shall automatically terminate, without the payment of any penalty, in the event of its assignment or in the event that the Management Contract between the Trust and the Manager is terminated generally, or with respect to the Fund; and this Contract shall not be amended unless (i) such amendment is approved at a meeting by an affirmative vote of a majority of the outstanding shares of the Fund, and (ii) by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees of the Trust who are not interested persons of the Trust or of the Manager or of the Advisor. Notwithstanding the foregoing, shareholder approval will not be required for amendments to this Contract if the Fund obtains an exemptive order from the Securities and Exchange Commission permitting amendments to this Contract without shareholder approval.

5.           EFFECTIVE PERIOD AND TERMINATION OF THIS CONTRACT.

This Contract shall become effective on January 27, 2011 or such other time as shall be agreed upon by the Manager and the Advisor, and shall remain in full force and effect as to the Fund continuously thereafter (unless terminated automatically as set forth in Section 4) until terminated as follows:

(a)           The Trust or the Manager may at any time terminate this Contract as to the Fund by not more than sixty days' or less than thirty days' written notice delivered or mailed by registered mail, postage prepaid, to the Advisor, or

(b)           The Advisor may at any time terminate this Contract as to the Fund by not less than one hundred fifty days' written notice delivered or mailed by registered mail, postage prepaid, to the Manager, or

(c)           If (i) the Trustees of the Trust, or the shareholders by the affirmative vote of a majority of the outstanding shares of the Fund, and (ii) a majority of the Trustees of the Trust who are not interested persons of the Trust or of the Manager or of the Advisor, by vote cast in person at a meeting called for the purpose of voting on such approval, do not specifically approve at least annually the continuance of this Contract, then this Contract shall automatically terminate as to the Fund at the close of business on the second anniversary of the effective date hereof or the expiration of one year from the effective date of the last such continuance, whichever is later; provided, however, that if the continuance of this Contract is submitted to the shareholders of the Fund for their approval and such shareholders fail to approve such continuance of this Contract as provided herein, the Advisor may continue to serve hereunder in a manner consistent with the 1940 Act and the Rules and Regulations thereunder.

Action by the Trust under (a) above may be taken either (i) by vote of a majority of its Trustees, or (ii) by the affirmative vote of a majority of the outstanding shares of the Fund.

Termination of this Contract pursuant to this Section 5 shall be without the payment of any penalty.

6.           CERTAIN DEFINITIONS.

For the purposes of this Contract, the "affirmative vote of a majority of the outstanding shares" means the affirmative vote, at a duly called and held meeting of shareholders, (a) of the holders of 67% or more of the shares of the Trust or the Fund, as the case may be, present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of the Trust or the Fund, as the case may be, entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding shares of the Trust or the Fund, as the case may be, entitled to vote at such meeting, whichever is less.

For the purposes of this Contract, the terms "affiliated person", "control", "interested person" and "assignment" shall have their respective meanings defined in the 1940 Act and the Rules and Regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission (“SEC”) under said Act; the term "specifically approve at least annually" shall be construed in a manner consistent with the 1940 Act and the Rules and Regulations thereunder; and the term  "brokerage and research services" shall have the meaning given by the Securities Exchange Act of 1934 and the Rules and Regulations thereunder.

7.           NONLIABILITY OF ADVISOR.

Notwithstanding any other agreement to the contrary, in the absence of willful misfeasance, bad faith or gross negligence on the part of the Advisor, its partners, officers, directors, employees or agents or reckless disregard of the Advisor's obligations and duties hereunder, neither the Advisor nor its officers, directors, employees or agents shall be subject to any liability to the Trust or to the Manager, or to any shareholder of the Trust, for any act or omission in the course of, or connected with, rendering services hereunder, unless the Advisor is claiming indemnity from any of them in connection herewith, but then only to the extent of the indemnity obtained.  The Manager agrees that in the Advisor’s performance of services under this Contract, the Advisor shall not be liable for any error in judgment in connection with any investment decision made by the Manager or any failure by the Advisor to execute a trade directed by the Manager if the execution of such trade constitutes a violation of federal or state law, rule or regulation or a breach of any fiduciary or confidential relationship.   Nothing contained in this Section 7 or anywhere else in this Contract shall constitute a waiver or limitation of any rights that the Manager and the Fund may have under the federal securities laws or other applicable federal or state laws.

8.           VOTING OF SECURITIES.

The Advisor shall have the power to vote, either in person or by proxy, all securities in which assets of the Fund may be invested from time to time and shall not be required to seek or take instructions from the Manager or the Trustees of the Trust, or to take any action, with respect thereto.

9.           REPRESENTATIONS AND COVENANTS OF THE MANAGER.

(a)           The Manager represents that the terms of this Contract do not violate any obligation by which it is bound, whether arising by contract, operation of law or otherwise, and that it has the power, capacity and authority to enter into this Contract and to perform in accordance herewith.  In addition, the Manager represents, warrants and covenants to the Advisor that it has the power, capacity and authority to commit the Trust to this Contract; that a true and complete copy of the Agreement and Declaration of Trust and By-Laws of the Trust and the stated objectives, policies and restrictions of the Fund have been delivered to the Advisor; and that true and complete copies of every amendment thereto will be delivered to the Advisor as promptly as practicable after the adoption thereof.  The Manager agrees that notwithstanding any other provision of this Contract to the contrary, the Advisor will not be bound by any such amendment until the Advisor has received a copy thereof and has had a reasonable opportunity to review it.  The Manager will provide to the Advisor disclosures required to be made by the Manager to the Fund’s investors noting the change in strategy of the Fund.

(b)           The Manager shall indemnify and hold harmless the Advisor, its partners, officers, employees and agents and each person, if any, who controls the Advisor within the meaning of any applicable law (each individually an "Indemnified Party") from and against all losses, claims, damages, liabilities and expenses (including, without limitation, reasonable fees and other expenses of an Indemnified Party's counsel, other than attorneys’ fees and costs in relation to the preparation of this Contract; each party bearing responsibility for its own such costs and fees), joint or several, (other than liabilities, losses, expenses, attorneys’ fees and costs or damages arising from the failure of the Advisor to perform its responsibilities hereunder or claims arising from its acts or failure to act in performing this Contract) to which the Advisor or any other Indemnified Party may become subject under any federal or state law arising from the Manager’s (or its respective agents and employees) failure to perform its duties and assume its obligations hereunder or as a result of any failure of the Manager or, if caused by any failure of the Manager, of the Trust or the Fund, to disclose a material fact, or any omission by the Manager, or, if caused by any failure of the Manager, of the Trust or the Fund, to disclose a material fact, in any document relating to the Trust or the Fund, except any failure or omission caused solely by (i) the incorporation in any such document of information relating to the Advisor which is furnished to the Manager in writing by or with the consent of the Advisor expressly for inclusion in such document or (ii) a breach, of which the Manager was not aware, by the Advisor of its duties hereunder.  With respect to any claim for which an Indemnified Party is entitled to indemnity hereunder, the Manager shall assume the reasonable expenses and costs (including any reasonable attorneys’ fees and costs) of the Indemnified Party or investigating and/or defending any claim asserted or threatened by any party, subject always to the Manager first receiving a written undertaking from the Indemnified Party to repay any amounts paid on its behalf in the event and to the extent of any subsequent determination that the Indemnified Party was not entitled to indemnification hereunder with respect of such claim.

(c)           No public reference to, or description of, the Advisor or its methodology or work shall be made by the Manager or the Trust, whether in a prospectus, Statement of Additional Information or otherwise, unless the Manager provides the Advisor with a reasonable opportunity to review any such reference or description prior to the first use of such reference or description..

10.           REPRESENTATIONS AND COVENANTS OF THE ADVISOR.

(a)           The Advisor represents that the terms of this Contract do not violate any obligation by which it is bound, whether arising by contract, operation of law, or otherwise, and that it has the power, capacity and authority to enter into this Contract and to perform in accordance herewith.

(b)           The Advisor shall immediately notify the Manager in the event that the Advisor or any of its affiliates:  (1) becomes aware that it is subject to a statutory disqualification that prevents the Advisor from serving as investment advisor pursuant to this Contract; or (2) becomes aware that it the subject of an administrative proceeding or enforcement action by the SEC or any other regulatory authority.  The Advisor further agrees to notify the Manager immediately of any material fact known to the Advisor respecting or relating to the Advisor that is not contained in the Trust’s Registration Statement regarding the Fund, or any amendment or supplement thereto, but that is required to be disclosed therein, and of any statement contained therein that becomes untrue in any material respect.

(c)           The Advisor agrees to maintain such books and records with respect to its services to the Fund as are required under the 1940 Act, and rules adopted thereunder, and by other applicable legal provisions, and to preserve such records for the periods and in the manner required by that Section, and those rules and legal provisions.  The Advisor also agrees that records it maintains and preserves pursuant to Rule 31a-1 and Rule 31a-2 under the 1940 Act and otherwise in connection with its services hereunder are the property of the Trust and will be surrendered promptly to the Trust upon its request.  The Advisor further agrees that it will furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder which may be requested in order to determine whether the operations of the Fund are being conducted in accordance with applicable laws and regulations.

(d)           The Advisor shall provide the Manager with quarterly representations regarding the compliance of its employees with the Advisor’s code of ethics governing personal securities transactions.  The Advisor shall provide the Manager with copies of any revisions to its code of ethics.

(e)           The Advisor shall indemnify and hold harmless the Manager, the Fund, their partners, officers, employees and agents and each person, if any, who controls the Manager or Fund within the meaning of any applicable law (each individually an "Indemnified Party") from and against all losses, claims, damages, liabilities and expenses (including, without limitation, reasonable fees and other expenses of an Indemnified Party's counsel, other than attorneys’ fees and costs in relation to the preparation of this Contract; each party bearing responsibility for its own such costs and fees), joint or several, (other than liabilities, losses, expenses, attorneys’ fees and costs or damages arising from the failure of the Manager to perform its responsibilities hereunder or claims arising from its acts or failure to act in performing this Contract) arising from Advisor’s (or its respective agents and employees) failure to perform its duties and assume its obligations hereunder, including any action or claim against the Manager based on any alleged untrue statement or misstatement of a material fact made or provided in writing by or with the consent of Advisor contained in any registration statement, prospectus, shareholder report or other information or materials relating to the Fund and shares issued by the Fund, or the failure or alleged failure to state a material fact therein required to be stated in order that the statements therein are not misleading, which fact should have been made known or provided by the Advisor to the Manager.  With respect to any claim for which an Indemnified Party is entitled to indemnity hereunder, the Advisor shall assume the reasonable expenses and costs (including any reasonable attorneys’ fees and costs) of the Indemnified Party of investigating and/or defending any claim asserted or threatened by any party, subject always to the Advisor first receiving a written undertaking from the Indemnified Party to repay any amounts paid on its behalf in the event and to the extent of any subsequent determination that the Indemnified Party was not entitled to indemnification hereunder with respect of such claim.

11.           USE OF NAME.

It is understood that the name of the Fund (as it may be changed from time to time while the Advisor provides services pursuant to this Contract) or any derivative thereof or logo associated with that name is the valuable property of the Trust and/or its affiliates, and that the Advisor has the right to use such name (or derivative or logo) only with the approval of the Manager and only so long as the Advisor is Advisor to the Trust and/or the Fund.  Upon termination of this Contract the Advisor shall forthwith cease to use such name (or derivative or logo).

12.           GOVERNING LAW.

This Contract shall be governed by, and construed and enforced in accordance with, the substantive laws of The Commonwealth of Massachusetts without regard to its principles of conflicts of laws, except to the extent such laws shall be preempted by the 1940 Act or by other applicable laws.

13.           INDEPENDENT CONTRACTOR.

Advisor shall for all purposes of this Contract be deemed to be an independent contractor and, except as otherwise expressly provided herein, shall have no authority to act for, bind or represent the Fund in any way or otherwise be deemed to be an agent of the Fund.  Likewise, the Fund, the Manager and their affiliates, agents and employees shall not be deemed agents of the Advisor and shall have no authority to bind the Advisor.

14.           MISCELLANEOUS.

(a)           The captions of this Contract are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(b)           In the event that the Advisor or Manager is or becomes a party to any action or proceedings in respect of which indemnification may be sought hereunder, the party seeking indemnification shall promptly notify the other party thereof.  The party from whom indemnification is sought shall not be liable hereunder for any settlement of any action or claim effected without its written consent, which consent shall not be reasonably withheld.

(c)           This Contract may be executed in one or more counterparts, all of which taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, QUANTITATIVE INVESTMENT ADVISORS, INC. and COLUMBIA PARTNERS, L.L.C., INVESTMENT MANAGEMENT have each caused this instrument to be signed in duplicate in its behalf, all as of the day and year first above written.

QUANTITATIVE INVESTMENT ADVISORS, INC.

By__/s/ Willard L. Umphrey_________________________

     Willard L. Umphrey

      President

COLUMBIA PARTNERS, L.L.C., INVESTMENT MANAGEMENT

By____/s/ K. Dunlop Scott______________________

     K. Dunlop Scott

     President and Chief Operating Officer